 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261428
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated December 9, 2021)

Redbox Entertainment Inc.
60,203,489 Shares of Class A Common Stock
6,062,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus dated December 9, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261428). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relates to the issuance by us of (a) up to 6,062,500 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of the Private Placement Warrants (as defined below), (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined below) and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, par value $0.0001 per share (“Class B common stock”).
In addition, the Prospectus and this prospectus supplement relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 warrants to purchase shares of Class A common stock.
You should read the Prospectus, this prospectus supplement and any other prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDBX” and our warrants are listed on Nasdaq under the symbol “RDBXW”. On December 8, 2021, the closing sale price of our Class A common stock as reported on Nasdaq was $10.87, and the closing sale price of our warrants as reported on Nasdaq was $1.54.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for the Prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 9, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2021

REDBOX ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-39741 (Commission File Number)	85-2157010 (I.R.S. Employer Identification Number)
1 Tower Lane, Suite 800 Oakbrook Terrace, Illinois (Address of principal executive offices)	60181 (Zip Code)
(630) 756-8000
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:
☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RDBX	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	RDBXW	The Nasdaq Stock Market LLC
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01.   Change in Registrant’s Certifying Accountant.
(a)
Dismissal of Independent Registered Public Accounting Firm

On December 9, 2021, the Audit Committee (the “Audit Committee”) of the Board of Directors of Redbox Entertainment Inc. (the “Company”) approved the dismissal of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm, effective December 9, 2021.
Marcum’s reports on the Company’s financial statements for the period from July 24, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the period from July 24, 2020 (inception) through December 31, 2020 and the subsequent period through December 9, 2021, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. In its Annual Report on Form 10-K/A, the Company disclosed control deficiencies which were material weaknesses. No other reportable events as defined in Item 304(a)(1)(v) of Regulation S-K occurred within the period of Marcum’s engagement and subsequent interim period preceding Marcum’s dismissal.
The Company has provided Marcum with the disclosures under this Item 4.01(a) and has requested Marcum to furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in this Item 4.01(a) and, if not, stating the respects in which it does not agree. A copy of Marcum’s letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.
(b)
Appointment of Independent Registered Public Accounting Firm

On December 9, 2021, the Audit Committee approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s new independent registered public accounting firm, effective upon the dismissal of Marcum as the Company’s independent registered public accounting firm. Grant Thornton served as the independent registered public accounting firm of Redwood Intermediate, LLC (“Redbox”) prior to the business combination between Seaport Global Acquisition Corp. and Redbox.
During the period from July 24, 2020 (inception) through December 31, 2020 and the subsequent period through September 30, 2021, the Company did not consult Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
Item 9.01.   Financial Statements and Exhibits.
Exhibit Number	Description
16.1	Letter from Marcum LLP, dated December 9, 2021
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
REDBOX ENTERTAINMENT INC.
By:
/s/ Kavita Suthar

Name: Kavita Suthar
Title: Chief Financial Officer
Date: December 9, 2021